RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Liquidation of Certain Sub-Trusts

and

Regarding Designation of Sub-Trusts

AMENDMENT NO. 12 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this 1st day of January, 2012, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have adopted a Plan of Liquidation providing for the liquidation of the 2017 Accelerated Distribution Fund – A Shares, 2027 Extended Distribution Fund – A Shares, 2017 Accelerated Distribution Fund – S Shares, and 2027 Extended Distribution Fund – S Shares Sub-Trusts and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such liquidations shall be effective at a date to be set by the officers of the Trust in consideration of operational considerations and the revision of disclosure and other materials relating to such Sub-Trusts;

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the liquidation of the 2017 Accelerated Distribution Fund – A Shares, 2027 Extended Distribution Fund – A Shares, 2017 Accelerated Distribution Fund – S Shares, and 2027 Extended Distribution Fund – S Shares, pursuant to a Plan of Liquidation approved in accordance with the terms and the conditions of the Agreement and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following names in each place where such names appear: “2017 Accelerated Distribution Fund – A Shares,” “2027 Extended Distribution Fund – A Shares,” “2017 Accelerated Distribution Fund – A Shares,” and “2027 Extended Distribution
Fund – S Shares.”

Section 4.2 Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate the Russell U.S. Small & Mid Cap Fund as the Russell U.S. Small Cap Equity Fund.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Thaddas L. Alston	/s/ Sandra Cavanaugh
Thaddas L. Alston	Sandra Cavanaugh

/s/ Kristianne Blake	/s/ Raymond P. Tennison
Kristianne Blake	Raymond P. Tennison

/s/ Daniel P. Connealy	/s/ Jack R. Thompson
Daniel P. Connealy	Jack R. Thompson

/s/ Jonathan Fine	/s/ Julie W. Weston
Jonathan Fine	Julie W. Weston